Exhibit 99.2

ASX ANNOUNCEMENT - 2022 FULL YEAR RESULTS

22 February 2023

Record FY 2022 financial results drive strong Shareholder returns and lay the foundation for future expansion:

- ✓ **Revenue US$3,572m, Net Income US$772m, Adjusted EBITDA US$1,216m, Group Average Realised Met Coal Price US$266/tonne**
- ✓ **US$700m in cash dividends distributed directly to Shareholders**
- ✓ **High Met Coal prices have Coronado well positioned for a strong 2023**
- ✓ **Bi-annual fixed dividend declaration of USD 0.5 cents per CDI**

Coronado Global Resources Inc. (**Coronado**, **Company** or the **Group**) (ASX: CRN) has released its full year financial results for the year ended 31 December 2022 (FY22). All amounts quoted in this release are in USD and million metric tonnes (MMt). Comparisons are to the year ended 31 December 2021 (FY21) unless otherwise stated.

RESULTS	FY22	FY21	Variance %
Revenue ($m)	**3,571.5**	**2,148.5**	66.2
Net Income ($m)	**771.7**	**189.4**	307.4
Adjusted EBITDA ($m)	**1,215.6**	**486.1**	150.1
Net Cash ($m)	**92.1**	**122.7**	(25.0)
Saleable Production (MMt)	**16.0**	**17.4**	(7.2)
Sales Volume (MMt)	**16.4**	**17.8**	(7.7)
Group Average Realised Met Price per tonne sold ($/t)	**265.8**	**138.0**	92.6
Mining Cost per tonne sold ($/t)	**88.4**	**65.7**	34.5
Operating Cost per tonne sold ($/t)	**141.3**	**92.1**	53.5
Capital Expenditure ($m)	**185.4**	**91.1**	103.4

FY22 HIGHLIGHTS

- Record Group Revenue of $3,571.5 million, up 66% due to the improvement in Met coal pricing, strong global demand for high-quality Met coal in steel generation, and tight Met coal supply.
- Record Group Average Realised Met Coal Price of $265.8 per tonne, up 93% compared to FY21.
- Record Net Income of $771.7 million, an improvement of $582.3 million, or 307%, compared to FY21.
- Record Adjusted EBITDA of $1,215.6 million, an improvement of $729.5 million, or 150%, compared to FY21.
- Record Dividend distributions to Shareholders totalling $700.2 million in the calendar year.
- Bi-annual fixed, fully franked, dividend of $8.4 million (US 0.5 cents per CDI) declared.
- Available liquidity of $434.4 million at 31 December 2022, comprising $334.4 million of cash (excluding restricted cash) and $100.0 million of undrawn funds under the Asset Based Loan (ABL) facility. FY22 closing Net Cash position of $92.1 million.
- Debt reduction of $72.7 million of the Senior Secured Notes.
- FY23 U.S. domestic fixed price and tonnage contracts agreed at a volume weighted average price of US$201 per metric tonne (FOR), which is US$14 per metric tonne higher than pricing in FY22.
- S&P Dow Jones Indices included Coronado in the S&P / ASX 200 index effective 20 June 2022.
- Successfully completed 223 hectares of rehabilitation works across all Coronado operations.
- Successfully commissioned the Buchanan Ventilation Air Methane (VAM) abatement project underpinning Coronado's emission reduction targets.

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2 • Douglas Thompson to be appointed CEO after Coronado’s next AGM following Gerry Spindler’s retirement as CEO and subsequent appointment as Executive Chair. COMMENTS FROM MANAGING DIRECTOR AND CEO, GERRY SPINDLER “Coronado Global Resources ended 2022 with record financial results, delivered record dividends to Shareholders and continued to maintain a very strong and secure balance sheet. Excellent 2022 Shareholder returns are in part due to the improved market conditions year-on-year, but also due to the significant work undertaken by our Board, Management, and employees in progressing strategic initiatives that are coming to fruition. I would like to thank all Coronado employees for their dedication over the past 12-months in helping drive our successes. “Our Company remains in a strong Net Cash financial position and today declares its bi-annual fixed dividend to Shareholders of USD 0.5 cents per CDI. Following payment of today’s declared dividend, Coronado will have returned approximately $1.4 billion to Shareholders since listing on the ASX in 2018. “As part of our Capital Management strategy, we will continue to pursue organic and in-organic growth opportunities in 2023. In order to provide the Company with maximum flexibility to achieve this strategy, only the bi-annual fixed dividend is being declared at this time. Subject to the delivery of our strategic growth plans, on-going operational performance and market conditions, the Board will decide if special dividends should be declared, as the Company has done in the past. “Our record financial results and returns have occurred despite the impacts to production from considerable wet weather conditions in Queensland and global economic circumstances that have driven significantly higher inflation. Expectations are that weather patterns will improve in 2023 and global inflationary impacts will ease, which should translate to improved production and costs for our business. However, should these events outside of our control continue, I remain extremely confident in our ability to address all challenges presented to the Company and in our ability to continue to provide enhanced value and returns to all Shareholders. “As we look ahead, the prospect of Met coal prices remaining higher for longer is apparent, underpinned by steel production growth in India and China, and the prospect of China resuming Met coal imports from Australian producers. In 2023, we are targeting improved production rates to take advantage of these higher prices and will continue to focus on cost control initiatives and reinvest in our business for the next phase of growth. “Finally, in January we announced my intention to retire from my position as Chief Executive Officer of Coronado. I am very pleased to announce and congratulate Douglas Thompson on his appointment as my successor, effective as of the date of our next Annual General Meeting. Over the coming months, I will work closely with Douglas to facilitate a smooth transition. Following the transition to my new role of Executive Chair, I will continue for a period to support and guide Douglas and to lead the Board to ensure our business continues to evolve and grow,” Mr Spindler said. HEALTH AND SAFETY The safety and well-being of our workforce continue to be Coronado’s number one priority. In Australia, the 12-month rolling average Total Reportable Injury Frequency Rate (TRIFR) as of 31 December 2022 was 3.92, compared to 3.07 as of 31 December 2021. In the U.S., the 12-month rolling average Total Reportable Incident Rate (TRIR) as of 31 December 2022 was 2.42, compared to 2.51 as of 31 December 2021. The Lower War Eagle mine (part of the Logan Complex) achieved 1,000,000 manhours and three years Lost Time Injury (LTI) free in December. Coronado’s Logan complex finished FY22 with its best TRIR (2.06) while under Coronado ownership, reflecting a 25% improvement on prior year. The Group TRIR as of 31 December 2022 was 1.41, compared to 1.37 as of 31 December 2021. New and revised health and safety initiatives continue to be implemented across Coronado operations. In Australia, Curragh continues to implement upgrades to its safety health management system, increased training initiatives and enhanced focus on hazard identification and mitigation plans. In the U.S., we continued to focus on training our existing workforce and developing new miners. This has resulted in more than 112,000-man hours of discretionary training in FY22 that has helped set solid expectations for new hires and articulate Coronado’s safety culture and focus.

3 FINANCIAL PERFORMANCE Coronado delivered record financial results in FY22 and remains in a very strong position. The Company generated higher margins in FY22 principally due to sustained high Met coal prices, despite the impacts from lower production due to the elevated wet weather in the Bowen Basin, but also from higher costs due to global inflationary pressures and higher royalties. Record FY22 Revenue of $3,571.5 million was $1,423.1 million, or 66.2%, higher than FY21, driven by substantially higher realised Met coal pricing despite lower Sales Volumes. Coronado reported record Net Income of $771.7 million, an improvement of $582.3 million, or 307.4%, compared to Net Income of $189.4 million in FY21. FY22 Adjusted EBITDA was $1,215.6 million, an increase of $729.5 million, or 150.1%, compared to FY21, and a record for the Company. Mining costs per tonne sold of $88.4 per tonne were up from $65.7 per tonne in FY21 due primarily to unforeseen events outside of the Company’s control including global inflationary pressures, wet weather impacts, and geological issues impacting production. Inflation levels have remained persistently high throughout the year with rates of 6.5% in the U.S. and 7.8% in Australia at 31 December 2022. Operating costs per tonne sold are also higher in FY22 primarily due to higher royalty charges in Australia. These royalty increases are partly due to higher price realisations, but also from the unexpected changes to the Queensland coal royalty regime by the State Government which imposed higher royalty tier rates on the coal industry effective 1 July 2022. FY22 Capital Expenditure of $185.4 million was within guidance expectations. Capital Expenditure was higher than the prior year as the Group invested in capital works, while pricing remained elevated, to increase production rates from the Australian and U.S. operating segments in future periods. Cash generated from operating activities was $926.6 million for FY22, an increase of $484.6 million, or 110%, compared to cash generated of $442.0 million in FY21. Strong cash flow generation saw Coronado maintain a Net Cash position throughout the year, and finish with a balance of $92.1 million at 31 December 2022, after payment of $700.2 million in dividends to Shareholders in the calendar year. Coronado’s Net Cash position consists of a closing cash balance (excluding restricted cash) of $334.4 million and $242.3 million aggregate principal amount of outstanding 10.750% Senior Secure Notes due 2026 (“Notes”), down from $315.0 million at 31 December 2021. Coronado has Available Liquidity of $434.4 million (comprising cash and cash equivalents and available borrowings under our ABL facility). For a detailed review of Coronado’s operating and financial performance, investors should refer to the FORM 10-K, Appendix 4E, and the Investor Presentation released to the Australian Securities Exchange and the Securities Exchange Commission on 22 February 2023 (AEST). DIVIDENDS AND CAPITAL MANAGEMENT In FY22, Coronado’s share price and dividend distributions substantially outperformed the market. During the calendar year, Coronado returned record cash dividends to Shareholders totalling $700.2 million, or approximately $1 billion Australian dollars, reflecting a dividend yield of 48.9%, substantially higher than the ASX 200 (6.1%) and S&P 500 (1.4%) indices 1. In addition, Coronado’s FY22 share price growth of 60% exceeded the ASX 200 (-5%) and S&P 500 (- 19%) market indices 2. Today, Coronado’s Board of Directors declares a bi-annual fully franked fixed dividend of $8.4 million, or USD 0.5 cents per CDI to Shareholders in accordance with its dividend policy. The dividend record date is 15 March 2023, and payment date is 5 April 2023. No matching offer to Senior Secured Notes holders is required. The cumulation of Coronado’s year-to-date dividend payments, and today’s fixed dividend declaration, sees the Company return 87% of FY22 free cashflows to Shareholders, which is at the upper end of the Board’s stated policy to distribute between 60% - 100% of free cashflow per year. Coronado remains committed to this policy in FY23 and will continue to make future fixed and special dividend announcements in accordance with this policy as the year progresses.

4 Coronado’s paid and declared dividends are made with the confidence that a strong balance sheet is retained. Following the payment of today’s declared dividend, Coronado will have distributed $1.4 billion in cumulative dividends since listing on the ASX in October 2018. In FY23, Coronado will continue to pursue its strategic and capital management plans. The Board and Management’s priorities are to: 1. Maintain a Strong Balance Sheet with enhanced liquidity and prudent debt levels 2. Deliver Shareholder returns 3. Prioritise organic growth projects to increase existing production rates; and 4. Pursue in-organic accretive growth initiatives. Source: (1) CRN Dividend Yield determined as AUD dividends paid 31 Dec 2021 – 31 Dec 2022 divided by period opening share price. ASX 200 yield reflects the S&P/ASX 200 Fund (ASX: STW), an Exchange Traded Fund which seeks to match the performance of the ASX 200. S&P 500 yield reflects the S&P 500 Fund (NYSE: SPLG), an Exchange Traded Fund which seeks to match the performance of the S&P 500. (2) S&P Capital IQ for the period 31 Dec 2021 – 31 Dec 2022. Share price performance is not dividend adjusted. OPERATIONS Production from Coronado’s operations was lower in FY22, however the business recorded higher second half production rates despite the above average wet weather in Australia. Coronado finished the year with Group Run-of-mine Production of 25.3 MMt, 4.1% lower than FY21 and Saleable Production of 16.0 MMt, 7.2% lower. FY22 Saleable production from the U.S. operations of 6.2 Mt was down 2.4% compared to the prior year. The marginally lower production year-on-year primarily stemmed from the rock intrusion experienced at the Buchanan mine in April which is now safely behind us in the mine plan. The production impacts from the rock intrusion were partly offset by improving labour availability across both Buchanan and Logan in the second half of the year and the commencement of the new Winifrede mine (Logan complex) in the September quarter. FY22 Saleable production from the Australian operations of 9.8 Mt was down 9.9% compared to the prior year. The lower production year-on-year overwhelmingly related to the elevated levels of wet weather that were at their highest levels since 2016. While production improvements at Curragh were noted in the second half, the rain events in the Bowen Basin significantly hindered coal production in FY22. Rainfall levels for Blackwater (nearest town to Curragh) in FY22 totalled 792mm, substantially higher than the 10-year rainfall average for the area, but also 200mm higher than rainfall levels in FY21. The consistent rain has been a key contributor to the lower production volumes and higher Mining Costs per Tonne for the Group. Despite the impacts of the Bowen Basin rain events, Curragh has executed its capital investments in the mine plan, specifically investments targeting dragline performance and waste movement, which have translated to improved performance. FY22 waste movement exceeded FY21 levels despite the rainfall (FY22: 179.3 Mbcms vs FY21: 177.1 Mbcms). Further initiatives implemented in accordance with the ‘One Curragh Plan’ included the transition of four contractor fleets to a Coronado operator model at Curragh North; mine planning improvements to de-congest the operating pits and improve Curragh’s overall strike-length; and the commencement of high-wall mining operations to liberate restricted coal under the over land conveyer. These initiatives are realising tangible benefits for Curragh that have helped mitigate the impacts of rain and position the mine well for FY23. Group Sales Volumes for FY22 were 16.4 MMt, 7.7% lower than FY21. Met and Thermal coal sales represented 95.3% and 4.7% respectively of total coal revenues for FY22. Met coal prices for shipments from our U.S. and Australian operations reached record levels in FY22 and remain elevated. The increase in benchmark prices in FY22 resulted in average realised Met coal pricing of $265.8 per metric tonne sold (mixture of FOB, FOR and Domestic terms), 92.6% higher compared to FY21. On a segmental basis, the U.S. realised an average Met coal price of $226.5 per metric tonne (primarily FOR basis), up 72.6% from FY21, reflecting a combination of achieved domestic and export prices. This realised price includes the $187 per metric tonne (FOR) price on domestic contracts received in FY22 for approximately one-third of total U.S. volumes. Australia realised an average Met coal price across all grades of Met coal produced from the Curragh operation of $303.1 per metric tonne (FOB), up 111.8% from FY21.

5 Coronado’s North American annual contract negotiations for FY23 are now complete. Coronado expects to realise a volume weighted average price across all grades of Met coal (inclusive of Thermal tonnes) of $201 per metric tonne (FOR), reflecting a price that is $14 per metric tonne higher than prices contracted in FY22. These fixed price tonnage contracts cover 40% of anticipated U.S. production and 90% of anticipated U.S. mine cash costs and royalties in FY23. The Greenbrier mine remains idle and held for sale. Negotiations with various third parties for the sale of the mine continue. SUSTAINABILITY Underpinning Coronado’s 30% reduction target for greenhouse gas emissions, the Buchanan mine successfully commissioned its Ventilation Air Methane (VAM) project in July 2022. Utilising the latest available technology, the VAM project converts fugitive methane gas emissions to carbon dioxide, substantially reducing the mine’s carbon footprint. Overall projections show a reduction in Buchanan emissions by approximately 60% by 2030. While Coronado is also investigating other projects to reduce our carbon footprint, if the VAM projections are achieved, it is projected that this project alone will meet our 30% reduction target. Steel is an essential material in creating future green technologies, including electric vehicles, solar panels and wind turbines, and Coronado recognises its pivotal role in meeting the growing demand for steel globally. As technologies evolve and new solutions are found, we expect to leverage these, in addition to our identified projects, to achieve our emission reduction goals. The business strives to ensure it meets or exceeds legislative and regulatory environmental obligations, with the intention of restoring the land to agreed rehabilitation and closure criteria. In FY22, Coronado completed 223 hectares of rehabilitations works (Australia: 171 hectares; U.S: 52 hectares) with additional targets set for FY23. Completed rehabilitation at the Greenbrier mine. METALLURGICAL COAL MARKET OUTLOOK 3 In FY23, Coronado expects Met coal prices to remain above long-term historical averages, supported by the removal of Russian Met coal from key markets and improved steel demand in the second half of the year. Expectations of economic stimulus and the resumption of Australia – China coal trade are high following the Chinese governments reversal of its “Zero-Covid” policy. GDP growth rates in China are forecast to be 5.5% and 5.1% in FY23 and FY24 respectively, improving from a low of 3.0% in FY22. The resumption of coal exports to China from Australia is significant due to China’s position as the largest global steel producer and the proximity, large scale, and high quality of Australian Met coal.

Coronado expects Met coal exports to China from our Curragh mine will return in FY23 and displace lower quality and higher cost Chinese domestic or U.S. Met coal production, particularly to Chinese Steelmakers in southern regions, where a significant sea freight advantage for Australian Met coal exists. Demand for Coronado's U.S. Buchanan brand is expected to remain strong in China given the low ash, low sulphur characteristics of the coal and long history of reliable and consistent supply into the Chinese market.

Coronado anticipates that the resumption of Australian Met coal imports into China will improve market dynamics as well as increase competition for Australian coal and will likely push up seaborne coal prices.

In the short-term, global economic confidence is lower given global inflationary pressures and rising interest rates. However, confidence is projected to return in the longer term, which will underpin infrastructure projects requiring steel. India, one of Coronado's largest markets, is forecasting GDP growth rates in 2023 and 2024 of 6.4% and 6.6% respectively, with most other key markets (ex-China) forecasting modest growth rates of approximately 2% or higher.

Long-term growth in global Met coal demand is anticipated to push seaborne trade up from an estimated 301 MMt in 2022 to 446 MMt in 2050. India is expected to lead all countries in import demand growth due to its significant push for urbanisation and industrialisation. Imports are expected to increase to 186 MMt by 2050, up 195% from 2022 levels. Indian crude steel production is expected to grow from 123 MMt to 392 MMt by 2050, an increase underpinned by Blast Furnace steel generation methods. India remains one of Coronado's largest export markets.

In recent times, natural balance has returned to coal markets with the benchmark Australian premium low-vol hard coking coal index (PLV HCC FOB AUS) now priced significantly higher than the benchmark Newcastle Thermal (NEWC Thermal) coal price. In early February, the PLV HCC FOB AUS price index reached $350 per tonne supported by restocking demand from Indian steel makers as well as supply concerns and market expectations of Chinese imports of Australian coal resuming. The NEWC Thermal price in early February was below $250 per tonne. Under these pricing dynamics, Coronado anticipates that it will no longer look to switch any coal into Thermal markets.

In FY23, Coronado is focussed on optimising production levels to meet the strong demand and take advantage of the heightened price environment. Coronado Met coal remains in high demand, with customer off-take remaining firm and annual contracts with long-term customers being renewed for both Australian and U.S. coals.

Source: (3) Wood Mackenzie July 2022 Coal Market Service Metallurgical Trade Long-Term Outlook; Wood Mackenzie January 2023 GDP forecasts.

FY23 GUIDANCE AND GROWTH PLANS

	Actual FY22	Guidance FY23
Saleable Production (MMt)	16.0	**16.8 – 17.2**
Mining Cost per Tonne Sold ($) *	88.4	**84.0 – 87.0**
Capex ($m)	185.4	**260 - 290**

* Mining Cost per Tonne Sold assumes an AUD : USD foreign exchange rate assumption of 0.72 for FY23. The inability to predict the amount and timing of the impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable. Please see the end of this release for more information.

The Company's FY23 production and cost guidance is subject to weather and cost inflation pressures. Coronado is forecasting less wet weather in the Bowen Basin in FY23, underpinning higher production rates at the Curragh mine. With higher production, costs per tonne should reduce despite the expectation that inflation rates will remain elevated for the first half of the year.

In FY23, Coronado will continue to reinvest in its Curragh and Buchanan operations while pricing levels remain elevated. Expansion works at Curragh include capital expenditure on the Curragh-North underground development and expenditure targeting the capture and use of waste mine coal gas as a diesel substitute project. Expansion works at Buchanan include expanding surface stockpile space and installing a second set of skips to improve hoisting capacity to the surface. These projects underpin Coronado's plans to deliver 13.5 Mtpa and 7.0 Mtpa of saleable coal production from the Australian and U.S. businesses, respectively by 2025.

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7 CORONADO LEADERSHIP SUCCESSION On 17 January 2023, Coronado announced that Gerry Spindler will retire from his role as Chief Executive Officer after the Company’s Annual General Meeting (AGM) to be held on or about 25 May 2023. Douglas Thompson will become Chief Executive Officer in accordance with Coronado’s planned succession process, with Mr Spindler to be appointed to the position of Executive Chair of the Board. Mr Thompson has been the Company’s Chief Operating Officer - Australia, since September 2021 and has more than 25 years’ experience in the mining industry, including as Managing Director and Chief Executive Officer of Thiess, an affiliate of the CIMIC Group. Group Chief Financial Officer Gerhard Ziems will assume an expanded role post the AGM, taking responsibility for all sales and marketing as well as strategic investment activity. William Koeck will remain on Coronado’s Board of Directors as Deputy Chair and Lead Independent Director. Approved for release by the Board of Directors of Coronado Global Resources Inc. For further information please contact: Investors Andrew Mooney Vice President Investor Relations & Communications P: +61 458 666 639 E: amooney@coronadoglobal.com E: investors@coronadoglobal.com Media Helen McCombie Citadel Magnus P: +61 411 756 248 E: hmccombie@citadelmagnus.com

8 Cautionary Notice Regarding Forward – Looking Statements This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, as well as our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", “plans”, "considers", “forecasts”, “targets” and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions, and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond the Company's control, as described in our Annual Report on Form 10-K filed with the ASX and SEC on 22 February 2022 (AEST), as well as additional factors we may disclose from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. Reconciliation of Non-GAAP Measures This report discusses results of the Company’s operations and includes references to and analysis of certain non-GAAP measures, which are financial measures not recognized in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance. Management uses a variety of financial and operating metrics to analyze performance. These metrics are significant in assessing operating results and profitability. These financial and operating metrics include: (i) safety and environmental statistics; (ii) Adjusted EBITDA, (iii) total sales volumes and average realised price per Mt sold, which we define as total coal revenues divided by total sales volume; (iv) Metallurgical coal sales volumes and average realized Metallurgical coal price per tonne sold, which we define as metallurgical coal revenues divided by metallurgical sales volume; (v) Mining costs per Mt sold, which we define as mining cost of coal revenues divided by sales volumes (excluding non-produced coal) for the respective segment; (vi) Operating costs per Mt sold, which we define as operating costs divided by sales volumes for the respective segment. Investors should be aware that the Company’s presentation of Adjusted EBITDA and other non-GAAP measures may not be comparable to similarly titled financial measures used by other companies. We define Net Cash / (Debt) as cash and cash equivalents (excluding restricted cash) less the outstanding aggregate principal amount of the 10.750% senior secured notes due 2026. Reconciliations of certain forward-looking non-GAAP financial measures, including our 2023 Mining Cost per Tonne Sold guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

MINING AND OPERATING COSTS PER TONNE RECONCILIATION

(In US$'000, except for volume data)	For the twelve months ended 31 December 2022 Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**1,658,105**	**823,529**	**43,637**	**2,525,271**
Less: Selling, general and administrative expense	(24)	-	(42,475)	(42,499)
Less: Depreciation, depletion and amortization	(82,295)	(83,589)	(1,162)	(167,046)
Total operating costs	**1,575,786**	**739,940**	**-**	**2,315,726**
Less: Other royalties	(330,503)	(54,562)	-	(385,065)
Less: Stanwell rebate	(165,995)	-	-	(165,995)
Less: Freight expenses	(153,068)	(96,013)	-	(249,081)
Less: Other non-mining costs	(61,604)	(57,553)	-	(119,157)
Total mining costs	**864,616**	**531,812**	**-**	**1,396,428**
Sales Volume excluding non-produced coal (MMt)	9.7	6.1	-	15.8
Mining cost per Mt sold ($/Mt)	**$89.5/t**	**$86.5/t**	**-**	**$88.4/t**

(In US$'000, except for volume data)	For the twelve months ended 31 December 2021 Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**1,202,807**	**611,611**	**31,689**	**1,846,107**
Less: Selling, general and administrative expense	-	-	(30,666)	(30,666)
Less: Restructuring costs	(2,300)	-	-	(2,300)
Less: Depreciation, depletion and amortization	(89,259)	(87,593)	(1,023)	(177,875)
Total operating costs	**1,111,248**	**524,018**	**-**	**1,635,266**
Less: Other royalties	(117,001)	(25,750)	-	(142,751)
Less: Stanwell rebate	(55,403)	-	-	(55,403)
Less: Freight expenses	(161,703)	(80,159)	-	(241,862)
Less: Other non-mining costs	(40,359)	(25,747)	-	(66,106)
Total mining costs	**736,782**	**392,362**	**-**	**1,129,144**
Sales Volume excluding non-produced coal (MMt)	10.9	6.3	-	17.2
Mining cost per Mt sold ($/Mt)	**$67.6/t**	**$62.3/t**	**-**	**$65.7/t**

(In US$'000, except for volume data)	For the twelve months ended 31 December 2022	For the twelve months ended 31 December 2021
Total costs and expenses	**2,525,271**	**1,846,107**
Less: Selling, general and administrative expense	(42,499)	(30,666)
Less: Restructuring costs	-	(2,300)
Less: Depreciation, depletion and amortization	(167,046)	(177,875)
Total operating costs	**2,315,726**	**1,635,266**
Sales Volume (MMt)	16.4	17.8
Operating cost per Mt sold ($/Mt)	**$141.3/t**	**$92.1/t**

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REALISED PRICING RECONCILIATION

	For the twelve months ended 31 December 2022		
(In US$'000, except for volume data)	Australia	United States	Consolidated
Total Revenues	**2,116,555**	**1,454,987**	**3,571,542**
Less: Other revenues	(38,037)	(5,879)	(43,916)
Total coal revenues	2,078,518	1,449,108	3,527,626
Less: Thermal coal revenues	(110,345)	(54,228)	(164,573)
Metallurgical coal revenues	**1,968,173**	**1,394,880**	**3,363,053**
Volume of Metallurgical coal sold (MMt)	6.5	6.2	12.7
Average realised metallurgical coal price per Mt sold	**$303.1/t**	**$226.5/t**	**$265.8/t**

	For the twelve months ended 31 December 2021		
(In US$'000, except for volume data)	Australia	United States	Consolidated
Total Revenues	**1,315,851**	**832,620**	**2,148,471**
Less: Other revenues	(36,115)	(4,025)	(40,140)
Total coal revenues	1,279,736	828,595	2,108,331
Less: Thermal coal revenues	(107,867)	(6,595)	(114,462)
Metallurgical coal revenues	**1,171,869**	**822,000**	**1,993,869**
Volume of Metallurgical coal sold (MMt)	8.2	6.3	14.5
Average realised metallurgical coal price per Mt sold	**$143.1/t**	**$131.2/t**	**$138.0/t**

ADJUSTED EBITDA RECONCILIATION

(In US$'000)	For the twelve months ended 31 December 2022	For the twelve months ended 31 December 2021
Reconciliation to Adjusted EBITDA:		
Net Income / (Loss)	771,703	189,423
Add: Depreciation, depletion and amortization	167,046	177,875
Add: Interest expense, net	67,632	68,062
Add: Other foreign exchange (gains) / losses	(32,259)	7,049
Add: Loss on debt extinguishment	5,336	8,477
Add: Income tax expense	231,574	53,102
Add: Restructuring costs	-	2,300
Add: Losses on idled assets held for sale	771	2,732
Add: Increase / (Decrease) in provision for discounting and credit losses	3,821	(8,042)
Less: Gain on disposal of asset held for sale	-	(14,845)
Adjusted EBITDA	**1,215,624**	**486,133**

NET CASH RECONCILIATION

(In US$'000)	31 December 2022	31 December 2021
Reconciliation to Net Cash:		
Cash and restricted cash	**334,629**	**437,931**
Less: Restricted cash	(251)	(251)
Cash and cash equivalents (excluding restricted cash)	**334,378**	**437,680**
Less: Aggregate principal amount of 10.750% Senior Secured Notes due 2026	(242,326)	(315,000)
Net Cash / (Debt)	**92,052**	**122,680**

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